NxStage® Medical Reports First Quarter 2006 Results
•	First Quarter Revenue Increased by 229% to $3.4 Million

•	Significant Improvement in Gross Margins

•	Net Patient and Dialysis Center Gains in Chronic Market Above Expectations

•	Key Account Wins in Critical Care Market

•	Reaffirm Positive Outlook and Guidance for the Year
LAWRENCE, MA., April 25, 2006, NxStage Medical, Inc. (NASDAQ: NXTM), the manufacturer of the NxStage System OneTM portable kidney dialysis machine, reported first quarter 2006 revenue of $3.4 million, a 229% increase over revenues of $1.0 million for the same period of 2005.
Revenues in the chronic home dialysis market rose to $1.8 million during the quarter ended March 31, 2006, compared to $372,000 during the first quarter of 2005. Sequentially, chronic home dialysis revenues also rose 37% from the fourth quarter of 2005.
During the first quarter, 167 net new patients began treatment with NxStage’s System One and 97 dialysis centers were using the System One portable dialysis machine for home hemodialysis therapy for 459 end-stage renal disease (ESRD) patients at March 31, 2006.
“We continued to make great progress in achieving our commercialization objectives for the System One during the first quarter. We exceeded our goals for adding both new dialysis centers and patients,” said Mr. Jeff Burbank, President and Chief Executive Officer of NxStage.
Revenues in the critical care market were $1.6 million for the first quarter of 2006, a 139% increase over critical care revenues during the first quarter of 2005, and a 116% sequential increase over the fourth quarter of 2005. “Importantly, we added some of the most respected hospitals in the United States, including NewYork-Presbyterian Hospital and Emory University Hospitals, as customers,” continued Mr. Burbank.
NxStage reported a net loss of $(9.3) million for the first quarter of 2006 compared with a net loss of $(4.9) million for the first quarter of 2005, reflecting increased sales and marketing spending and distribution costs arising from the ongoing launch of the System One in the chronic home hemodialysis market. Included in these results is non-cash stock compensation expense of $495,000 for the first quarter of 2006. Cash, cash equivalents and short-term investments at March 31, 2006 were $49.7 million.

Update on Commercialization Progress:
“We are off to a great start in 2006 and have made significant progress in our strategy to build a renal franchise that leverages the clinical benefits of more-frequent, or “daily,” dialysis using the System One. Our revenue outlook for 2006 is based on increasing utilization by existing customers as well as expanding into new dialysis centers. To this end, we are pleased that more than half of the ten largest dialysis services chains in the U.S. are now incorporating the System One into their treatment offerings.
“With 25 sales people and 22 clinical specialists in the field, we now have dialysis center customers in most of the top 50 population areas in the U.S. and anticipate additional growth throughout the year. In addition to providing meaningful quality of life benefits to their patients, dialysis centers and physicians are beginning to fully appreciate the significant economic and marketing benefits that System One can bring to their practices,” stated Mr. Jeff Burbank, President and Chief Executive Officer.
“Earlier this quarter we announced a new supply agreement for dialysate fluid with a Mexican supplier, Laboratorios PISA S.A. de C.V., and we are pleased to note that we are starting to realize the cost benefit from this new fluid source in our gross margins,” Mr. Burbank added. Cost of revenues was 143% of net revenues for the first quarter of 2006, compared to 169% for the fourth quarter of 2005.
“During the first quarter, we also achieved a major research and development milestone when the U.S. Food and Drug Administration cleared our new PureFlow SLTM system, a device that prepares high purity dialysate, which meets and exceeds dialysis industry standards for purity, from ordinary tap water in the dialysis patient’s home. The PureFlow SL system is unique as it virtually eliminates home modification, disinfection and water testing requirements of traditional water purification systems. We are delighted with the early positive patient and nurse feedback and we remain on track for a broad commercial release of this product in July 2006,” noted Mr. Burbank.
Outlook and Financial Guidance:
For the second quarter of 2006, NxStage expects revenues in the range of $3.7 million to $4.2 million, and a net loss in the range of ($9.3) million to ($9.8) million, or ($0.44) to ($0.46) per share, after estimated non-cash stock based compensation charges of $500,000 to $600,000 in accordance with SFAS No. 123-R.
For the full year 2006, the Company reaffirms its previous guidance of revenues in the range of $16.0 million to $19.0 million, and a net loss of approximately ($35.0) million to ($37.0) million, or ($1.65) to ($1.75) per share, after an estimated $2.5 million to $3.0 million in non-cash stock based compensation expense. The Company noted that non-cash stock based compensation expense for the full year 2006 could vary significantly depending on the price of the Company’s stock and future stock grant practices.
In 2006, the Company expects to add 800 to 1,000 net chronic patients and approximately 130 dialysis centers, with 200 to 220 of those patients being added in the second quarter. By the end of 2006, the Company expects to have 1,100 to 1,300 patients on therapy. “With the continued

expansion of our customer relationships and sales and marketing efforts, we are confident that we will be able to influence the market awareness and adoption of home hemodialysis therapy and drive revenue expansion in 2006 and beyond,” added Mr. Burbank.
The Company has been informed by its underwriters that in accordance with the underwriting agreement dated October 27, 2005 and the related lockup agreements, the lock-up period would be extended from April 25, 2006 through May 13, 2006 in order to ensure compliance with NASD Rule 2711(f)(4).
Conference Call:
NxStage will also host a conference call today at 9:00 a.m. EDT to discuss the first quarter 2006 results. To listen to the conference call, please dial (866) 831-5605 for domestic callers and (617) 213-8851 for international callers. The passcode is 45138569. A replay of the conference call will be available through May 2, 2006 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 45742183. An online archive of the conference call will also be available by accessing the Investor Relations section of the company’s website at www.nxstage.com.
About NxStage Medical:
NxStage Medical, Inc. (NASDAQ: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative dialysis systems for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.
About End-Stage Renal Disease:
End-stage renal disease is the permanent failure of the kidneys to filter the body’s wastes. It is most commonly caused by diabetes, hypertension, or genetic disorders. In order to survive, ESRD patients must use some form of therapy to replace the function of the kidneys for the rest of their lives. Currently, over 450,000 patients in the United States suffer from ESRD, and the costs of treating ESRD patients are more than $20 billion annually in the U.S. Due to increases in diabetes, hypertension, and the aging of the U.S. population, those figures are projected to double within the next 10-15 years. The most common form of kidney replacement therapy in the United States today is hemodialysis, which is used by over 350,000 patients currently. The great majority of these patients are treated with conventional, in-center hemodialysis, in which they must travel to a nearby dialysis center three times per week, where they are connected to dialysis machines for treatments lasting approximately three to four hours, to cleanse their blood.
About Hemodialysis:
Today, most patients undergo hemodialysis therapy three times a week in outpatient dialysis centers. This differs significantly from the 24/7 workings of the naturally functioning kidney. Increasingly, clinicians and patients have recognized opportunities for therapy improvements with more frequent, or daily, dialysis. More than a hundred clinical papers have reported on the health and quality of life benefits of hemodialysis done more frequently. The reported benefits include reduced hypertension, reduced cardiac strain and left ventricular hypertrophy, reduced amyloid disease, and improved anemia status, appetite, and quality of life, including the ability to return to work. A summary of the literature discussing these benefits can be found on NxStage’s website, www.nxstage.com.
Forward-Looking Statements:
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the growth of the ESRD patient population, the anticipated demand for home dialysis products, the anticipated market acceptance and demand for NxStage’s products, including expectations regarding patient count during 2006, the anticipated commercial release date of the PureFlow SL, the anticipated design, features and benefits of the PureFlow SL, future changes in reimbursement, and expectations as to the future operating results for both the second quarter ending June 30, 2006 and the year ending December 31, 2006. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements including growth in home or more frequent hemodialysis, market acceptance and demand for NxStage’s System One or the PureFlow SL, and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2005.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
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NxStage Medical, Inc.
Condensed Consolidated Statements of Operations

	Three-months ended
	March 31,
	2006	2005

Revenues	$3,400,722	$1,033,792
Cost of revenues	4,857,254	1,782,166

Gross profit (deficit)	(1,456,532)	(748,374)

Operating expenses:
Research and development	1,778,894	1,432,040
Selling and marketing	3,192,983	1,321,040
Distribution	1,289,599	308,925
General and administrative	1,974,729	1,025,016

Total operating expenses	8,236,205	4,087,021

Loss from operations	(9,692,737)	(4,835,395)

Interest income	595,407	72,086
Interest expense	(157,640)	(145,824)

	437,767	(73,738)

Net loss	$(9,254,970)	$(4,909,133)

Net loss per share — basic and diluted	$(0.44)	$(1.91)

Weighted average shares outstanding — basic and diluted	21,182,717	2,566,399

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2006	2005

Assets
Current assets:
Cash, cash equivalents and short-term investments	$49,727,560	$61,223,377
Accounts receivable, net	2,589,609	1,367,860
Inventory	7,510,939	5,956,336
Prepaid expenses and other current assets	359,544	523,160

Total current assets	60,187,652	69,070,733

Property and equipment, net	2,439,381	2,070,387
Field equipment, net	7,361,548	4,843,398
Other assets	474,670	446,508

Total assets	$70,463,251	$76,431,026

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,722,840	$3,027,524
Accrued expenses	2,778,648	2,344,318
Deferred rent obligation	84,997	84,997
Current portion of long-term debt	1,542,600	1,513,480

Total current liabilities	10,129,085	6,970,319

Deferred rent obligation	453,315	473,268
Long-term debt	1,236,342	1,633,070

Total liabilities	11,818,742	9,076,657

Commitments and contingencies

Stockholders’ equity:

Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; zero shares issued and outstanding at March 31, 2006 and December 31, 2005	—	—

Common stock: par value $0.001, 100,000,000 shares authorized; 21,184,287 and 21,176,554 shares issued and outstanding at March 31, 2006 and December 31, 2005	21,184	21,177
Additional paid-in-capital	152,141,960	151,675,548
Deferred compensation	(227,459)	(259,910)
Accumulated deficit	(93,265,639)	(84,010,669)
Accumulated other comprehensive income (loss)	(25,537)	(71,777)

Total stockholders’ equity	58,644,509	67,354,369

Total liabilities and stockholders’ equity	$70,463,251	$76,431,026

Revenue by market:

	Three-months ended
	March 31,
	2006	2005

Critical Care	$1,583,597	$661,769
Chronic Market	1,817,125	372,023

Total	$3,400,722	$1,033,792

Business metrics:

	March 31,	December 31,	March 31,
	2006	2005	2005

Chronic patients on therapy	459	292	82
Dialysis centers with System One	97	70	19
Contact:
David N. Gill
Senior Vice President & Chief Financial Officer
978-687-4700
dgill@nxstage.com